Exhibit 16




May 29, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re:  Rubicon Medical Corporation

We were previously the independent accountants for the Company and on May 1, 2000, we reported on the financial statements of the Company for the year ended December 31, 1999.

We have read the Section heading titled "Experts" in the Company's Registration Statement on Form SB-2A of Rubicon Medical Corporation dated May 29, 2001, and we agree with the statements contained therein as they related to our firm.

Very truly yours,



HJ & Associates, LLC
Certified Public Accountants